Exhibit 10.16

AVICENA

228 Hamilton Avenue, 3rd Floor

Palo Alto, CA 94301

Tel: 415-397-2880

Fax: 415-397-2898

February 25, 2005

Leslie Fang, MD, Ph.D

Dear Leslie:

The purpose of this letter is to confirm the terms by which you shall continue to be serve as a consultant to Avicena Group, Inc. (the “Company”). Key points are as follows.

Position: You will serve as the Chairman of the Company’s Scientific Advisory Board and as the Chief Scientific Officer of the Company and perform such other services as mutually agreed to by you and the Company from time to time.

Restricted Stock: In consideration for your services, effective February 9, 2005, you were granted 357,143 restricted shares of the Company’s common stock. The shares were granted pursuant to, and subject to, the Company’s 1999 Stock Incentive Plan (the “Plan”). The definitive terms of the grant are governed by the Plan and the Restricted Stock Purchase Agreement executed between you and the Company.

Status: As an independent contractor, you shall not participate in any employee benefit plan or program or be subject to any employment rules, regulations or policies of the Company. You shall have control over the method of performance of your duties hereunder and shall independently manage and control your activities subject only to the terms of this agreement. You recognize, acknowledge and agree that, as an independent contractor, all income paid to you under this letter agreement shall constitute income from self-employment and you shall be required to pay self-employment taxes pursuant to Section 1401 of the Internal Revenue Code of 1986, as amended. You agree to fully defend and indemnify the Company and its shareholders, subsidiaries, affiliates, officers, directors, and employees against and will hold the Company, its shareholders, subsidiaries, affiliates, officers, directors, and employees harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys’ fees), or other liabilities of any kind or nature whatsoever arising from or related to your breach or failure to comply with your tax obligations under this provision.

Relationship: The terms of this letter agreement do not modify the at-will status of your relationship with the Company. It is expressly understood, therefore, that the Company and you are free to terminate your services at any time. No employee of the Company, other than Nasser Menhall, has the authority to alter, orally or in writing, the terms of the at-will status of your relationship.

No Other Understandings: This letter sets forth our entire agreement and understanding and supersedes any and all other agreements, either oral or in writing (including, but not limited to,

Ms. Leslie Fang, MD, Ph.D

February 25, 2005

any agreement and/or understanding pertaining to equity ownership in the Company), between the Company, any of its shareholders, members, and/or principals and you with respect to your compensation as a consultant. No change to this letter will be valid unless in writing and signed by the Company and you.

Governing Law: This offer letter will be governed by and construed in accordance with the internal laws of the State of Delaware.

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Ms. Leslie Fang, MD, Ph.D

February 25, 2005

Please confirm your acceptance of the terms of this letter agreement by signing on the space provided below and returning this letter to the Company.

/s/ Belinda Tsao Nivaggioli
Belinda Tsao Nivaggioli

Accepted this 25th day of
February, 2005.

/s/ Leslie Fang
Leslie Fang, MD, Ph.D